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                                                                Exhibit 3(E)(12)

        Maxim Crane Works Extends Exchange Offer and Consent Solicitation
                            and Amends Consent Fee.

707 words
9 May 2003
18:32
Business Wire
English
(c) 2003 Business Wire

PITTSBURGH-(BUSINESS WIRE)-May 9, 2003-Maxim Crane Works announced today, in connection with its exchange offer and consent solicitation relating to the 10-3/8% Senior Notes due 2008 of Anthony Crane Rental, L.P. and Anthony Crane Capital Corporation and 13-3/8% Senior Discount Debentures due 2009 of Anthony Crane Rental Holdings, L.P. and Anthony Crane Holdings Capital Corporation, that the exchange offer and consent solicitation, which were scheduled to expire at 12:01 a.m., New York City time, on May 14, 2003, have been further extended until 12:01 a.m., New York City time, on May 23, 2003, unless further extended.

Holders of approximately 94.2% of the outstanding principal amount of the Senior Notes and 79.2% of the outstanding principal amount of the Senior Discount Debentures have tendered their Senior Notes and Senior Discount Debentures for exchange and delivered their waivers and consents to the proposed amendments to the indentures governing the Senior Notes and Senior Discount Debentures prior to the deadline.

As set forth in the Offering Memorandum for the exchange offer and consent solicitation, as amended, upon completion of the Exchange Offer and Consent Solicitation, Maxim Crane Works offered to pay a consent fee in the aggregate amount of $1,800,000 payable pro rata (based on the principal amount of Senior Notes held) to holders of Senior Notes who validly deliver (and do not validly revoke) their consent to amendments to the indenture governing the Senior Notes. Pursuant to this press release, this consent fee is hereby increased to $2,210,000.

The consent fee payable to holders of Senior Discount Debentures who validly deliver (and do not validly revoke) their consent to amendments to the indenture governing the Senior Discount Debentures will remain at $190,000.

If the exchange offer and consent solicitation are successfully consummated, the issuers of the Senior Notes and the Senior Discount Debentures will enter into supplemental indentures relating to the Senior Notes and the Senior Discount Debentures incorporating the proposed indenture amendments, as described in the Offering Memorandum for Exchange Offer and Solicitation of Consents and Waivers dated March 14, 2003, as amended. Following consummation of the exchange offer and consent solicitation, once the proposed amendments to the Senior Note indenture and the Senior Discount

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Debenture indenture become effective, the holders of Senior Notes and Senior
Discount Debentures not exchanged in the offer will be bound thereby.

The depositary for the exchange offer and consent solicitation is U.S. Bank National Association.

Additional information concerning the terms of the exchange offer and consent solicitation may be obtained from Ronald M. Marmo, Vice President Administration (412-330-1753) at Anthony Crane Rental, L.P. d/b/a Maxim Crane Works, 800 Waterfront Drive, Pittsburgh, Pennsylvania 15222.

This announcement is not an offer to exchange, a solicitation of an offer to exchange, or a solicitation of consents or waivers with respect to the Senior Notes or Senior Discount Debentures. The exchange offer and consent and waiver solicitation are made solely by the Offering Memorandum for Exchange Offer and Solicitation of Consents and Waivers, as it may be amended or supplemented from time to time.

About Maxim Crane Works
Maxim Crane Works is a crane rental company specializing in the rental and sales of cranes, aerial work platforms, rough-terrain telescopic forklifts, boom trucks and other ancillary equipment.

Forward-Looking Statements
Certain statements contained in this document may be deemed to be forward-looking statements. Forward-looking statements are those that use words such as "believe," "expect," "anticipate," "intend," "plan," "may," "will," "should," "estimate," "continue" or other comparable expressions. These words indicate future events and trends. Forward-looking statements are Maxim's current views with respect to future events and financial performance. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ significantly from historical results or results anticipated by Maxim. All forward-looking statements are based on information available to Maxim on the date hereof, and the company does not assume any obligation to update such statements.


CONTACT: Stanton Crenshaw Communications Joe LoBello, 212/780-1900 jlobello@stantoncrenshaw.com.
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